Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: John K. Hall/563-547-6000

PO Box 320/Highway 63 & 9/Cresco, IA 52136

Featherlite, Inc. announces three-for-two stock split

CRESCO, Iowa / April 11, 2005 – Featherlite®, Inc. (Nasdaq:FTHR), a leading U.S. trailer and luxury coach manufacturer, announced today that its Board of Directors approved a three-for-two split of the Company’s common stock with a proportional increase in the number of issued and outstanding shares of common stock shares from 7.268 million to 10.9 million. Each Featherlite shareholder of record as of close of business on April 22, 2005 will be entitled to participate in the split effective as of the close of business on May 4, 2005 and will receive three shares for every two shares held. “Ex-dividend” trading will begin on May 5, 2005. Fractional shares will be rounded up to the next whole share.

With more that 75 percent of its business in the leisure, recreation and entertainment categories, Featherlite (www.fthr.com) has highly diversified product lines offering hundreds of standard model and custom-designed aluminum specialty trailers, specialized transporters, mobile marketing trailers and luxury motorcoaches. Featherlite is the “Official Trailer” and “Official Luxury Coach” of NASCAR® and a sponsor of many other racing sanctioning bodies, as well as power sports, equine and livestock organizations.

About Featherlite

Featherlite, Inc., is an innovative leader in designing, manufacturing and marketing high quality aluminum specialty trailers, transporters and luxury motorcoaches. Featherlite® is the “Official Trailer” of NASCAR®, Champ Car®, and ARCA and a sponsor of Grand American Racing and Trans-Am.

Featherlite sponsors many equine and livestock events and programs, including Clinton Anderson’s DownUnder Horsemanship, National Western Stock Show and the All American Quarter Horse Congress. Through its Featherlite Vantare® product line, Featherlite is the “Official Luxury Coach” of NASCAR® and SPORTSCAR. For more information about the Company, please visit www.fthr.com.